UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Carruthers, Julie A.
   6053 West Century Blvd., Suite 1100


   Los Angeles, California  90045
2. Issuer Name and Ticker or Trading Symbol
   California Pizza Kitchen, Inc (CPKI)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Sr. Vice President Human
   Resources and Training
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
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Common Stock                                                                                     11,721         D  Direct

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
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Incentive Stock Option (right  $15.0000                                                                                09/01/01
to buy)
Long Calls (right to buy)      $15.0000        08/02/00       G         2,500                             02/02/01 (1) 08/02/02
Non-Qualified Stock Option     $2.5000                                                                                 08/19/08
(right to buy)
Non-Qualified Stock Option     $6.5400                                                                                 02/02/09
(right to buy)
Non-Qualified Stock Option     $8.7000                                                                                 11/02/09
(right to buy)
Non-Qualified Stock Option     $15.0000                                                                   02/02/00     08/02/10
(right to buy)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock Option (right            Common Stock                   4,611                     4,611         D   Direct
to buy)
Long Calls (right to buy)      08/02/00  Common Stock                   2,500                     2,500         D   Direct
Non-Qualified Stock Option               Common Stock                   18,750                    18,750        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   12,500                    12,500        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   12,500                    12,500        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   15,000                    15,000        D   Direct
(right to buy)

Explanation of Responses:

(1)
100% of the options are exerciseable on February 2, 2001.

SIGNATURE OF REPORTING PERSON
/S/ Carruthers, Julie A.
DATE 02/14/01